EXHIBIT 99.1

Alta Mesa Announces New Borrowing Base and Closing of Second Lien Term Loan

HOUSTON, June 3, 2015 (GLOBE NEWSWIRE) -- Alta Mesa Holdings, L.P. announced today that its lenders have completed the semi-annual redetermination of the Company's borrowing base. Pursuant to the terms of the reserve-based revolving line of senior credit facility, the borrowing base has been redetermined by the lenders to $300 million. Simultaneously, the Company has closed a $125 million second lien senior secured term loan with Morgan Stanley Energy Capital Inc. Net proceeds of approximately $121 million from the second lien facility loan were used to repay a portion of the outstanding borrowings under the Company's senior revolving credit facility. After giving effect to the repayment, the amount drawn under the Company's senior revolving credit facility was approximately $225 million. Maturity of the company's senior credit facility has been extended to October 13, 2017 and second lien term facility is April 15, 2018.

Hal Chappelle, Alta Mesa's Chief Executive Officer, said, "This new second lien loan has materially enhanced our current liquidity position and we are very pleased to welcome Morgan Stanley as a strong and knowledgeable financial partner, and look forward to working with them to continue our success."

Alta Mesa is in compliance with all of the financial covenants associated with the credit facility and the next scheduled redetermination of the borrowing base is in November of this year. The credit facility is provided by a syndicate of ten banks agented by Wells Fargo Bank, N.A. and co-agented by Union Bank, N.A. Morgan Stanley acted as sole arranger for the second lien facility.

David Lazarus, Managing Director, Morgan Stanley Energy Capital Inc., stated, "We are delighted to be able to meet the company's additional liquidity needs as this facility fits well within our focus of providing flexible debt solutions to the independent oil and gas producer space. It's a pleasure to be a new capital provider to a company of as high a caliber as Alta Mesa, and we look forward to continuing to grow with the company." Additional details related to these events can be found in Alta Mesa's associated SEC 8-K filings which are available on the Company's website at www.altamesa.net.

Alta Mesa Holdings, LP is a privately held company engaged primarily in onshore oil and natural gas acquisition, exploitation, exploration and production whose focus is to maximize the profitability of our assets in a safe and environmentally sound manner. We seek to maintain a portfolio of lower risk properties in plays with known resources where we identify a large inventory of lower risk drilling, development, and enhanced recovery and exploitation opportunities. We maximize the profitability of our assets by focusing on sound engineering, enhanced geological techniques including 3-D seismic analysis, and proven drilling, stimulation, completion, and production methods. Alta Mesa Holdings, LP is headquartered in Houston, Texas.

Safe Harbor Statement and Disclaimer

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, regarding Alta Mesa's strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words "could", "should", "will", "play", "believe", "anticipate", "intend", "estimate", "expect", "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Alta Mesa's current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forward-looking statements may include statements about Alta Mesa's: business strategy; reserves quantities and the present value of our reserves; financial strategy, liquidity and capital required for our development program; future oil and natural gas prices; timing and amount of future production of oil and natural gas; hedging strategy and results; future drilling plans; marketing of oil and natural gas; leasehold or business acquisitions; costs of developing our properties; liquidity and access to capital; uncertainty regarding our future operating results; and plans, objectives, expectations and intentions contained in this press release that are not historical. We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development and production of oil and natural gas. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, increased operating cost, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and other risks. Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. Specifically, future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. Prices for oil or gas began a severe decline in the second half of 2014 and continue to remain depressed. Sustained lower prices will cause the twelve month weighted average price to decrease over time as the lower prices are reflected in the average price, which may result in the estimated quantities and present values of our reserves being reduced. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we may issue. Except as otherwise required by applicable law, we disclaim duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

CONTACT: FOR MORE INFORMATION CONTACT:
         Lance L. Weaver
         (281) 943-5597
         lweaver@altamesa.net